EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Joyce Shinn
MTI Technology Corporation
949-885-7337
JShinn@mti.com
MTI TECHNOLOGY ANNOUNCES NASDAQ DEFICIENCY NOTICE
Irvine, CA, November 9, 2006 — MTI Technology Corporation (Nasdaq Capital Market: MTIC) announced today that it received a Nasdaq Staff Deficiency Letter on November 7, 2006 indicating that the Company does not comply with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4) (the “Bid Price Requirement”). The Company also received a Nasdaq Staff Deficiency Letter on November 3, 2006 indicating that for the last 10 consecutive trading days, MTI’s market value of listed securities had been below the $35,000,000 minimum required for continued listing on the Nasdaq Capital Market pursuant to Marketplace Rule 4310(c)(2)(B)(ii).
In accordance with Marketplace Rule 4310(c)(8)(C), MTI is provided with 30 calendar days from the date of notification, or until December 1, 2006, to regain compliance with Marketplace Rule 4310(c)(2)(B)(ii). If, at any time before December 1, 2006, the market value of MTI’s listed securities is $35,000,000 or more for a minimum of 10 consecutive business days, Nasdaq will determine if MTI complies with Marketplace Rule 4310(c)(2)(B)(ii). If compliance with Marketplace Rule 4310(c)(2)(B)(ii) cannot be demonstrated by December 1, 2006, Nasdaq will provide written notification to MTI that its securities will be delisted. At that time, MTI would be permitted to appeal Nasdaq’s determination to a Listing Qualifications Panel.
The Company has a 180 day period ending on May 7, 2007 to regain compliance with the Bid Price Requirement. If the Company’s closing bid price is at least $1.00 for a period of at least 10 consecutive trading days, the Company will have regained compliance with the Bid Price Requirement. If the Company has not regained compliance with the Bid Price Requirement by May 7, 2007, it would have an additional 180 day period to regain compliance if the Company satisfies the initial listing requirements (other than the Bid Price Requirement) for the Nasdaq Capital Market.

The November 3, 2006 Nasdaq Deficiency Letter also stated that, based on information contained in MTI’s periodic reports filed with the Securities and Exchange Commission, MTI does not comply with Marketplace Rules 4310(c)(2)(B)(i) or 4310(c)(2)(B)(iii), which require minimum stockholders’ equity of $2,500,000 or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Pursuant to Marketplace Rule 4310(c)(2)(B), for continued listing MTI must satisfy either the minimum stockholders’ equity requirement, the minimum market value of listed securities requirement or the minimum net income from continuing operations requirement.
MTI intends to monitor the market value of its listed securities between now and December 1, 2006, and consider available options if its common stock does not trade at a level likely to result in MTI regaining compliance with the minimum market value of listed securities requirement and the Bid Price Requirement.
About MTI Technology
MTI is a leading multi-national provider of consulting services and comprehensive information infrastructure solutions for mid to large-size organizations. With more than 20 years of expertise as a technology innovator, MTI is uniquely qualified to assess, design, implement and support a broad range of information management and infrastructure initiatives. As a strategic partner of EMC (NYSE: EMC), MTI offers the best data storage, protection and management solutions available today. By employing a strategic, consultative approach, MTI provides customers with a single point of contact that eliminates complexities while delivering operational efficiencies and competitive advantages. MTI currently serves more than 3,500 customers throughout North America and Europe. Visit www.mti.com for more information.
MTI is a registered trademark of MTI Technology Corporation. All other company, brand or product names are registered trademarks or trademarks of their respective holders.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding MTI’s expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding MTI’s intentions regarding the market value of its listed securities and its consideration of available options if such value does not meet Nasdaq requirements, its ability to comply with the applicable listing standards, and the timing of any potential delisting. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the volatility of MTI’s stock price. Other important factors are set forth from time to time in MTI’s periodic and other filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 1, 2006. All forward-looking statements in this document are made as of the date hereof, based on information available to the MTI as of the date hereof, and MTI assumes no obligation to update any forward-looking statement.
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